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                                                                     EXHIBIT 2.2


                             CONTRIBUTION AGREEMENT

                  THIS CONTRIBUTION AGREEMENT (this "Agreement") is made as of August 30, 1999, by and between Knowles Electronics, Inc., a Delaware corporation ("Assignor") and Knowles Electronics, LLC, a Delaware limited liability company and wholly-owned subsidiary of Assignor ("Assignee").

                  The parties hereto agree as follows:

                  1. Assignor does hereby irrevocably assign, transfer and convey to Assignee, its successors and assigns, and Assignee hereby accepts, all right, title and interest in all of Assignor's assets, of whatever nature or kind, other than the capital stock of Knowles Intermediate Holdings, Inc., the limited liability company interest in Assignee held by Assignor and any other capital stock of the Assignor in its subsidiaries which will remain with the Assignor.

                  2. Assignee does hereby assume and agree to discharge and perform all of the liabilities and obligations of Assignor of whatever kind or nature other than the liabilities under Assignor's (i) Credit Agreement, dated as of June 28, 1999 among the Assignor, the Chase Manhattan Bank and others and
(ii) Note Purchase Agreement, dated as of June 28, 1999 among Assignor, Morgan Stanley Dean Witter and others and the senior subordinated notes issued thereunder, which liabilities and obligations will remain with the Assignor. Nothing contained in this Agreement shall be construed as enlarging or extending in any manner the period prescribed by any statute of limitations applicable to any such liabilities or obligations or the rights which any owner, holder or obligee thereof has had, now has or may hereafter have in respect thereof against the Assignor, or as rendering valid or enforceable against the Assignee any of such liabilities and obligations which, for any reason, would not have been valid and enforceable against the Assignor.

                  3. To the extent that any contract comprising any of Assignor's assets is not capable of being sold, assigned, transferred, delivered or subleased without the waiver or consent of a third person (including a government or governmental unit), or if such sale, assignment, transfer, delivery or sublease or attempted sale, assignment, transfer, delivery or sublease would constitute a breach thereof or a violation of any law or regulation, this Agreement and any assignment executed pursuant hereto shall not constitute a sale, assignment, transfer, delivery or sublease or an attempted sale, assignment, transfer, delivery or sublease thereof. In those cases where consents, assignments, releases and/or waivers have not been obtained at or prior to the date hereof to the transfer and assignment to Assignee of any contract comprising any of Assignor's assets, this Agreement and any assignment executed pursuant hereto, to the extent permitted by law, shall constitute an equitable assignment by Assignor to Assignee of all of Assignor's rights, benefits, title and interest in and to such contracts, and where necessary or appropriate, Assignor shall be deemed to be Assignee's agent for the purpose of completing, fulfilling and discharging all of Assignee's rights and liabilities arising after the date hereof under such contracts, Assignor shall use its best efforts to provide Assignee with the financial and business benefits of such contracts (including, without limitation, permitting


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Assignee to enforce any rights of Assignor arising under such contracts), and
Assignee shall, to the extent Assignee is provided with the benefits of such contracts, assume, perform and in due course pay and discharge all debts. obligations and liabilities of Assignor under such contracts, to the extent that Assignee was to assume those obligations pursuant to the terms hereof.

                  4. Each of the parties hereto shall execute such documents and other papers and perform such further acts as may be reasonably required to carry out the provisions hereof and the transactions contemplated hereby, including, but not limited to, executing any necessary deed transfers, assignments, filings or similar transfer documents.

                  5. The rights and obligations of the parties hereto shall inure to the benefit of, and shall be binding upon, the parties hereto and their respective successors and assigns.

                  6. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same document.

                  7. This Agreement shall be governed by the internal laws of the State of Illinois without regard to any conflict of laws rules or provisions whether of the State of Illinois or any other jurisdiction.

                               *   *   *   *   *


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                  IN WITNESS WHEREOF, the parties hereto have executed and
delivered this Contribution Agreement as of the date first above written.

                       KNOWLES ELECTRONICS, INC.

                       By:       /s/ REGINALD G. GARRATT
                                ------------------------------------
                                Name: Reginald G. Garratt
                                Its:  Chief Executive Officer



                       KNOWLES ELECTRONICS, LLC

                       By:       /s/ REGINALD G. GARRATT
                                ------------------------------------
                                Name: Reginald G. Garratt
                                Its:  Chief Executive Officer